Exhibit 99.1

April 9, 2010

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Receives Anticipated NASDAQ Delayed Filing Notice

LINCOLN, NE – April 9, 2010 - TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank (“Bank”), today reported that the Company received an expected letter from The NASDAQ Stock Market (“NASDAQ”) advising that, because the Company did not file its Form 10-K for the fiscal year ended December 31, 2009 by the due date, the Company is not in compliance with the filing requirement under NASDAQ Marketplace Rule 5250(c)(1).

Pursuant to NASDAQ rules, the Company was required to submit a plan to the NASDAQ staff on how it planned to regain compliance with NASDAQ’s filing requirement following the Company’s delay in filing its Form 10-Q for the fiscal quarter ended September 30, 2009.  The compliance plan submitted by the Company was subsequently accepted by NASDAQ.  As stipulated in the compliance plan, the Company will endeavor to make all necessary filings, including the filing of the 2009 Form 10-K, to become current in its reporting obligations by April 30, 2010.

TierOne Corporation is the parent company of TierOne Bank, a $2.9 billion federally chartered savings bank headquartered in Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this report which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Factors which could result in material variations include, but are not limited to, actions taken by the regulators with respect to the Bank’s capital position, including with respect to the execution of the Prompt Corrective Action Directive (“PCA Directive”) by the Office of Thrift Supervision; inability of the Bank to comply with the PCA Directive; and the effects of complying with, or the failure to comply with, the restrictions imposed on the Bank under the prompt corrective action regulations; any issues that could impact management’s judgment as to the adequacy of loan loss reserves; any issues related to the restatement of the Company’s financial statements for the quarter ended June 30, 2009 and preparation of the financial statements for the quarter ended September 30, 2009 and the fiscal year ended December 31, 2009; further deterioration in the Company’s loan portfolio; and issues associated with the closing of the transactions contemplated by the branch purchase agreement with Great Western Bank.  In addition, the Company set forth certain risks in its reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and current and periodic reports filed with the Securities and Exchange Commission thereafter, which could cause actual results to differ from those projected.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President
Investor Relations Department
(402)473-6250
investorrelations@tieronecorp.com

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